Exhibit 10.11

Registered No. 2004 – 542

NOTARIAL CERTIFICATE

69-8, 2-Ka, Taepyung-Ro, Chung-ku, Seoul, Korea

KYE-RIM NOTARY PUBLIC OFFICE

Lease Contract

Leadis Technology Korea, Inc.

(Room 802, 8th floor)

June, 2003

Korea Institute of Design Promotion

(KIDP)

Lease Contract

Lessor: Korea Institute of Design Promotion (hereinafter named as “Lessor”)

Lessee: Leadis Technology Korea, Inc. (hereinafter named as “Lessee”)

As the supplementary provision for the attached General Conditions of the Contract, Special Conditions of the Contract and Lease Contract, the above Lessor and Lessee conclude Lease Contract. In order to prove the conclusion of this contract, the contract sheet is executed in 2 copies, each of which shall be signed, sealed and kept by each party.

June 21, 2003

Lessor: KIDP Address: 344-1, Yatap 1-dong Bundang-gu, Seongnam, Kyunggi-do	Lessee: Leadis Technology Korea, Inc. Address: Korea Design Center, Room 205, 344-1, Yatap 1-dong, Bundang-gu Seongnam, Kyunggi-do

Representative: Kim, Chui Ho	Representative: Ahn, Sung Tae

General Conditions of the Contract

Article 1 (Objective)

The objective is to ensure that Lessor, Korea Institute of Design Promotion (hereinafter named as “A”) and Lessee, Leadis Technology Korea, Inc. (hereinafter named as “B”) conclude Lease Contract and sincerely fulfill the stipulated regulation and obligation in accordance with the mutual trust.

Article 2 (Details of the Contract)

(1)	The Object Matter of the Lease: Room 205-206, 2nd floor, Korea Design Center, 344-1, Yatap 1-dong, Bundang-gu, Seongnam, Kyunggi-do (size-298.64 pyung(987.24 sqm))

(2)	Use: Office

(3)	Lease Term: June 21, 2003 – June 20, 2005

(4)	Guaranty Money of the Lease: Won two hundred and thirty eight million and nine hundred and twelve thousand ((Won)238,912,000)

(5)	Monthly Rent: Won eleven million and nine hundred and forty five thousand and six hundred ((Won)11,945,600) without VAT

(6)	Monthly Management Expenses: Won five million and three hundred and seventy five thousand and five hundred and twenty ((Won)5,375,520) without VAT

(7)	Due Date of Management Expenses: fifteenth day of the month

Article 3 (Restriction on Use)

“B” shall not use the object matter of the lease for any uses other than those stipulated in Clause 2 of Article 2.

Article 4 (Effect, Termination and Intermediary Cancellation of the Contract)

(1)	This lease contract is effectuated on the date of conclusion.

(2)	This contract is terminated upon the expiry of lease term or cancellation or rescission of the contract in accordance with each provision of the contract.

(3)	If “B” wishes to cancel the contract during the lease term, “B” shall notify “A” in writing 60 days in advance without fail. In this case, this contract is terminated on the 60th day from the day when “A” receives the written notification.

Article 5 (Penalty For Intermediary Cancellation)

If “B” wishes to cancel the contract 60 days in advance in accordance with Clause 3 of Article 4, “B” shall pay “A” amount calculated at the interest rate of loan by stipulation of commercial bank against the guaranty money for the term ranging from the next day of contract cancellation to the 60th day, rent and management expenses. However, the term for imposing penalty shall be until

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either the 60th day from the day when “A” receives written notification of contract cancellation or expiry date of lease contract, whichever comes earlier.

Article 6 (Renewal of Contract)

In case that either “A” or “B” wishes to renew lease contract after the expiry date, such intention shall be notified to the other party in writing 30 days earlier than the expiry date at latest. Unless such written notification is made or agreement on renewal is made by the expiry date, this contract is automatically terminated upon the expiry of lease term.

Article 7 (Payment and Restitution of Guaranty Money)

(1)	The guaranty money shall be the amount stipulated in Clause 4 of Article 2, which shall be paid to “A” by “B” before or on the conclusion date of lease contract.

(2)	In case that “B” does not occupy and use the object matter of the lease notwithstanding elapse of 30 days after the commencing date of lease term nor pay “A” the whole amount of guaranty money before the commencing date of lease term, this contract is regarded as automatically cancelled on the commencing date of lease term.

(3)	In case that this contract is cancelled in accordance with the Clause 2, the contract deposit paid by “B” shall be unconditionally in the possession of “A” as penalty and “B” is not entitled to claim restitution.

(4)	Guaranty money is deposited to “A” with no interest.

(5)	“B” is not entitled to make use of guaranty money to pay rent or management expenses.

(6)	In case that this contract is terminated in accordance with Clause 2 of Article 4 and “B” completely fulfills the obligation stipulated in each provision of this contract, “A” shall return the deposited guaranty money. However, if any charges in the account of “B” such as unpaid rent, management expenses, etc. remain unsettled, “A” is entitled to deduct them from guaranty money so as to make balance, which will be actually returned.

(7)	Within 14 days after “B” completes restoring state of object matter of the lease, “A” shall return guaranty money. For delayed return of guaranty money, delay charge at the annual interest rate of 15% shall be imposed to “A.”

Article 8 (Payment of Rent and Management Expenses)

(1)	The term for assessing monthly rent and management expenses shall be from the first to the last day of each month. “B” shall pay “A” the amount stipulated in Clause 5 and 6 of Article 2 by the due date stipulated in Clause 7.

(2)	In case that the commencement or termination of lease term falls on the middle of the month, the rent and management expenses shall be calculated in accordance with the number of days.

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(3)	The management expenses stipulated in Clause 6 of Article 2 include expense for air-conditioning, heating, cleaning, electricity, water supply and so forth.

(4)	In case that “B” consumes utility beyond the allowed quantity or time, extra charge may be collected. Particularly, the rental fee for special facilities installed to the need of “B” shall be collected separately irrespective of management expenses.

Article 9 (Arrears)

Failing to pay guaranty money, rent or management expenses, etc. on due date, “B” shall pay “A” arrears at the annual interest rate of 15%.

Article 10 (Adjustment of guaranty money, rent and management expenses)

(1)	Even during the lease term, “A” is entitled to adjust guaranty money, rent and management expenses through negotiation with “B” by written notification of 30 days in advance in the following cases.

A.	increment of tax and public charges

B.	price increase or extreme economic fluctuation

C.	increment of expense for air-conditioning and heating, labor and other maintenance/management expenses of the building.

Article 11 (Prohibiting the transference of right of lease and sublease)

(1)	“B” shall not transfer or provide as mortgage the right of lease nor sublet the object matter of lease to the 3rd party.

(2)	Without the written consent of “A,” “B” shall not let other persons use the object matter of lease nor put up a notice of name of persons in the room nor use it as liaison office.

Article 12 (Rental Fee of Parking Lot and Communication Facilities)

(1)	For every 50 pyung leased, “B” is entitled to park one vehicle at the parking lot of the building free of charge. For additional parking, extra management expenses specified by “A” shall be imposed.

2)	Communication facilities such as telephone, fax, etc. can be connected at the charge of “B” provided “A” consents in writing and the concerned authorities duly permit.

(3)	Once the communication facilities are connected as above, “B” shall notify “A” the fact. Management and maintenance of the facilities shall be in the account of “B,” who shall be totally responsible for the whole relevant matters.

Article 13 (Obligation of the Lessee to observe regulations)

All staffs and employees of “B” shall observe the whole regulations on the object matter of the lease and use/management of all facilities established by “A.”

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Article 14 (Installation of Signboard, Plate or Advertising Materials)

Without the consent of “A,” “B” shall not install signboard, plate or advertising materials at interior or exterior of the building in any case. In the case of breach, “A” is entitled to remove them unilaterally and all resulting charge will be borne by “B.”

Article 15 (Disapproval of charge or premium)

In any cases such as the expense of “B” for the object matter of the lease, etc., “B” cannot claim “A” the reimbursement for disbursement.

Article 16 (Protection of the Property)

(1)	“A” does not assume any civil or criminal responsibility for all damages caused by fire, theft, natural disaster or other accidents of force majeure.

(2)	For accidents occurred in the object matter of the lease such as fire, theft, etc., “B” shall bear internal and external responsibility irrespective of the existence of his intention for such accidents. However, in case it is definitely proved that they are attributable to “A,” “B” will be exempted.

Article 17 (The Right of “A” to Cancel the Contract)

(1)	In case that “B” commits any of the following behaviors, “A” is entitled to cancel this contract without prior notification, retrieve the object matter and take necessary legal actions.

A.	Nonpayment of rent or other charges for more than 2 months.

B.	In case that the right to claim the restitution of guaranty money is subject to the right of pledge or other mortgage or compulsory execution.

C.	In case that “B” is in bankruptcy or insolvency; in case that transference of the property or composition is in effect with his creditor to settle liabilities and application for the liquidation of company owned by “B” is made.

D.	Breach of any provisions in this contract.

(2)	If this contract is cancelled in accordance with Clause 1, “B” shall not refuse to evacuate the object matter of the lease on the pretext that the guaranty money is kept by “A.”

Article 18 (Prohibitions that the Lessee should not violate)

(1)	“B” shall not commit any of the following behaviors in the premise of the building.

A.	Utilizing the building in the way that makes public discomfort; installation of signboard and advertising materials at the aisle or other common facilities without the prior approval of “A.”

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B.	Moving in or keeping explosives, hazardous substance or any other matters which are harmful to human body, cause discomfort or destroy property.

C.	Using oil, gas or electric heater besides those provided by “A.”

D.	Moving in or using air-conditioner/heater, vending machine or cooking tools without the written consent of “A.”

E.	Moving food into the building or smoking at unauthorized place.

F.	Breeding animals in the building.

G.	Destroying or damaging fixtures, instruments or facilities installed by “A” or modifying fixtures without the consent of “A.”

H.	Any illegal manufacture or sales activity or any entertainment offending public morals or causing discomfort to public.

I.	Other supplementary regulations or any other prohibitions that “A” establishes and notifies in writing in accordance with necessity.

Article 19 (Modifying or constructing structures in the object matter)

(1)	For any of the following matters, “B” shall get the prior consent of “A” and bear the charge thereof. To ensure unity in managing the building and enhance the function to prevent disasters, “A” may put restriction on the construction or take necessary measures.

A.	Operating facilities in the object matter or installing or modifying partition, windows or doors, etc.

B.	Installing or moving power supply or lamp; installing, extending, moving or modifying equipments such as communication facilities, water supply, gas, etc.

C.	Indicating trade name, trademark or other marks on the external surface of the object matter (gate, external wall, glass, shutter, etc.)

D.	Installing signboard or advertising materials

E.	Fixing safes; moving in or fixing any heavy goods.

F.	Other behavior separately designated by “A.”

(2)	With regard to all equipments installed in accordance with the above clauses, “B” shall not ask “A” to reimburse the incurred expense nor to purchase them. In addition, “B” shall restore state to the original in compliance with the request of “A.”

Article 20 (Evacuation and restoration to the original state)

(1)	In case that this contract is terminated, “B” shall move out his belongings and property before the terminating date, return keys and property of “A” to “A” and vacate all object matter of the lease.

(2)	“B” shall move out the equipment, partition and other structural facilities installed by him at his cost to ensure restoration to the original state as that of the time when this contract was concluded.

(3)	Upon the request of “B,” “A” may execute the same job as proxy at the cost of “B.”

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(4)	If “B” evacuates without moving out his belongings or property or restoring the object matter to its original state, “B” shall pay “A” penalty which is in double of the normal rent for the period from the expiry date of this contract to the date when evacuation or restoration is actually completed. Normal rent is the sum of amount calculated by applying interest rate of loan by stipulation of commercial bank to guaranty money, rent and management expenses.

Article 21 (Compulsory Evacuation)

(1)	In case that “B” does not evacuate object matter of the lease after the termination or cancellation of this contract, “A” is entitled to voluntarily remove the belongings of “B” to place voluntarily designated by “A.” In this case, “B” shall bear all responsibility and cost occurred.

(2)	With regard to the above removal, “B” shall not protest “A” on the pretext of invalidity of cancellation or any other reasons.

Article 22 (Repair)

(1)	“A” shall bear the repair expense for the naturally worn or discolored wall, ceiling, floor, etc. of the object matter of the lease. “B” shall bear the other repair expense.

(2)	In case that any part in need of repair is found by “B’” as described in above clause, “B” shall immediately notify it to “A”. Even though repair is to be done by “B,” “B” shall discuss with “A” in advance.

(3)	“B” is not entitled to ask the reimbursement of all expense paid by him in accordance with clause 1.

Article 23 (Accessibility)

(1)	For maintenance of the building or actual viewing for other persons who wish lease, “A” or his employees always have accessibility to the office of “B” with the 3rd party, being approved by “B.”

(2)	In the case of emergency in which “A” does not have time enough to get the approval of “B” in advance or imminence in which measure should be taken urgently for maintenance of the building, “A” may disassemble or destroy the lock without the approval of “B” to enter the office for urgent measure.

Article 24 (Indemnification for Loss)

(1)	If “B,” his employees, customers or concerned party damage or destroy object matter for the lease or facilities in the building or cause damage in physical body or property to “A” or the 3rd party (e.g., other lessee) intentionally or inadvertently, “B” shall notify “A” the fact without delay and immediately indemnify for all loss to “A” or the 3rd party, assuming all internal and external responsibility.

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(2)	All damage not notified to “A” shall be regarded as the result of behavior of “B” and “A” is entitled to take necessary measure such as claiming indemnification for the loss, etc.

(3)	For the above clause, the assessment of indemnifying amount shall be based on the market price at the time of indemnification.

Article 25 (Tax and Public Charge to be paid by “B”)

The tax and public charge imposed on the equipment installed by “B” shall be borne by “B” regardless of the name of the receiver.

Article 26 (Force Majeure)

(1)	“A” is not responsible for all damages occurred to “B” or the 3rd party provided that they are due to storm and flood, earthquake, war, riot, other force majeure legally accepted or any other causes which are not attributable to “A.”

(2)	The above cause does not affect the right of “A” that is already in force by this contract.

Article 27 (Ordinary Seal in Use)

(1)	If “B” personally concludes the Lease Contract, he shall affix the registered seal, attaching the certificate of registered seal.

(2)	If “B” concludes the Lease Contract through the 3rd party, he shall affix the registered seal, attaching the certificate of registered seal of “B” himself and power of attorney for Lease Contract on which the registered seal is affixed.

(3)	The seal affixed to this contract should be used to the documents to modify all rights or fulfill obligation (contract, modification, cancellation, etc.) of this contract.

(4)	In the case of above clauses (1), (2), (3), if copy of ordinary seal in use accompanied by certificate of registered seal is submitted, ordinary seal may be used as well.

Article 28 (Regulation for Administration)

“A” is entitled to establish the provisions stipulated in the contract and details required for maintenance of the building as the regulation for administration, which “B” shall observe without fail. In the case of amendment of the regulation for administration, “A” shall notify “B” the amended or added contents in writing 30 days earlier before the enforcement.

Article 29 (Confidentiality)

Both “A” and “B” shall not disclose the details of this contract to the 3rd party.

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Article 30 (Protection of the Right)

With regard to the guaranty money stipulated in this contract, “B” is entitled to register the establishment of leasehold right. In this case, “B” shall bear the whole charge for registry.

Article 31 (Special Contract)

In order to facilitate the fulfillment of this contract, “A” and “B” may prepare separate special contract through mutual negotiation.

Article 32 (Court of Jurisdiction and Applicable Law)

(1)	The court of jurisdiction for lawsuit of this Lease Contract shall be the one in the district of “A.”

(2)	Any matters not stipulated in this contract shall be settled by the negotiation between “A” and “B” in accordance with relevant law and general customs of lease. In case that “A” and “B” do not agree, the interpretation of “A” will prevail. As evidence for this Lease Contract, contract shall be executed in 2 copies, each of which shall be signed, sealed and kept by “A” and “B” respectively.

June 21, 2003

Lessor: KIDP	Lessee: Leadis Technology Korea, Inc.

Address: 344-1, Yatap 1-dong Bundang-gu, Seongnam, Kyunggi-do	Address: Korea Design Center, Room 205, 344-1, Yatap 1-dong, Bundang-gu Seongnam, Kyunggi-do

Representative: Jung, Kyung Won	Representative: Ahn, Sung Tae

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Special Conditions of the Contract

Article 1 (The time to impose rent and management expenses)

The moving in date of “B” is to be June 21, 2003. The rent and management expenses shall be imposed on the basis of initial moving in date, but in the case of extra interior construction, the management expenses shall be imposed on the basis of commencing date of the construction. For periods shorter than one month, the amount shall be calculated on the basis of number of days. In case the sales commencing date is adjusted due to reasons attributable to “B,” the time to impose monthly rent and management expenses shall not be modified.

Article 2 (Contract Term)

The contract term will be 2 years from the contract date.

Article 3 (Adjustment of Rent and Management Expenses)

Though the increase rate of rent is not fixed regularly, it can be elastically adjusted after one year by the mutual negotiation between “A” and “B” one year later in consideration of the following factors:

(1)	Trend of lease market

(2)	Price increase rate

(3)	Fluctuation of the economic situation

(4)	Sales performance of “B”

(5)	Increasing tax and public charge

(6)	Increasing expenses for air conditioning and heating, labor and maintenance of the building

Article 4 (Utilization of the facilities)

(1)	If necessary for the business, “B” may use the special facilities of “A” by getting the prior approval of “A” through written request. In this case, “B” shall pay specific rental fee in accordance with the internal regulation of “A.”

(2)	In borrowing and using the facilities of “A,” “B” shall pay special attention to maintenance and care. “B” shall be totally responsible for defects definitely attributable to “B.”

Article 5 (Precautions for custodian in good faith)

(1)	In using, maintaining and taking care of the object matter of the lease and all facilities provided by “A,” “B” shall pay all attention to the precautions as custodian in good faith.

(2)	All persons involved in the business of “B” shall also fulfill the obligation of above Clause 1. In the case of breach, all responsibility shall be borne by “B.”

Article 6 (Utilization of ultra high speed communication network and telephone installation fee)

All matters regarding rental fee of ultra high speed communication network and telephone installation fee shall be subject to the internal regulation of Korea Institute of Design Promotion.

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Supplementary Regulation of the Lease Contract (Obligation)

1. In case that the lessee is to install internal equipment after lease, the installation shall be made through the approval of lessor on the basis of drawing accepted by lessor. Lessee shall bear cost for the installation, for which he cannot claim right.

2. The lessee confirms that in the object matter of the lease, he shall not organize or constitute any voluntary group except those recognized by the lessor nor commit any collective negotiation or demonstration.

3. Irrespective of inside or outside of object matter of the lease, the lessee is responsible for keeping stuffs of the lease and appurtenances.

4. The keys and other stuffs of object matter of the lease shall be kept and used by the lessee. In the case of damage or loss, the lessee shall notify the lessor immediately. In accordance with the instruction of the lessor, the lessee produces or repairs them at his cost.

5. Always being heedful to prevent fire, discarding all flammables at the place designated by the lessor without fail and particularly doing without electric or kerosene heater, the lessee shall bear whole criminal and civil responsibility for fire caused by these factors.

6. Toilet and other common place should be always kept clean and be used for designated purpose only.

7. Without the prior approval of the lessor, the lessee shall not cook food in the building and the object matter of the lease.

8. The lessee shall not commit any behavior that hinders or impedes the business of the lessor or other lessee.

9. Without the approval of the lessor, the lessee shall not indicate trade name, mark of business type, advertisement, poster, etc. inside and outside the building. (The indication of trade name, mark of business type, advertisement, poster, etc. inside the object matter of the lease shall be made only after getting the prior approval of “A.”)

10. Unless accidents or damages occurred to common facilities such as oil, gas, electricity, water supply, etc. or to other lessee because of fire, flood, storm and theft are definitely attributable to the lessor, he does not bear any responsibility in any case.

11. The lessor and his employees shall strictly observe the lessor’s instruction on the alteration of opening and closing of gate of the building, water supply, electric supply and air-conditioning and heating, etc.

12. On the legal holiday of the government of Republic of Korea or every Sunday, the lessor is entitled to restrict the operation and utilization of all facilities.

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